EXHIBIT 10(a)

April 4, 2012

Rohit Thukral

800 W. El Camino Real, Suite 400

Mountain View, CA 94040

Re:	Separation Benefits and Release

Dear Rohit:

This letter follows up on our discussions regarding the termination of your employment from Churchill Downs Incorporated (the “Company”). In acknowledgement of your past efforts on behalf of the Company, this letter serves to memorialize the Company’s offer of a separation package to you in exchange for a release of claims (the “Agreement”). The terms of the separation package are as follows:

1. Separation Date. Your employment terminated effective March 19, 2012 (the “Separation Date”).

2. Payment of Wages and Vacation Pay. You acknowledge that you have already received, or will receive, regardless of the execution of this Agreement, payment for (a) your base salary through March 31, 2012, (b) all accrued but unused vacation pay through the Separation Date, and (c) a pro-rated bonus for the 2012 calendar year pursuant to the Company’s Amended and Restated Incentive Compensation Plan (1997) equal to $46,500.00, all (a-c) less all applicable deductions and withholdings.

3. Separation Benefits. Following the execution of this Agreement and upon expiration of the Revocation Period as defined in Paragraph 18 below, the Company shall:

a. pay you the sum of $465,000.00, less applicable withholdings and deductions, representing 18 months of salary. This sum will be paid to you on the date the Revocation Period expires; and

b. pay you the sum of $47,350.00, less applicable deductions and withholdings, in lieu of the Company making monthly COBRA payments for you. This sum will be paid to you on the date the Revocation Period expires; and

c. pay you the sum of $8,000.00, less applicable deductions and withholdings, in lieu of the Company providing executive outplacement services for you. This sum will be paid to you on the date the Revocation Period expires; and

Rohit Thukral

April 4, 2012

d. cause the restrictions on 20,859 shares of restricted stock awarded to you pursuant to the Company’s Long Term Incentive Plan to lapse; and

e. enter into a consulting agreement with you, the form of which is attached hereto as Exhibit A (the “Consulting Agreement”); and

f. permit you to retain for your continued personal use the company-issued devices described on Exhibit B, subject to the provisions set forth in Paragraph 6 (“Company Devices”).

The foregoing items in Paragraph 3(a)-(f) will be collectively referred to in this Agreement as the “Separation Benefits.” The Separation Benefits are conditioned on your full performance of this Agreement. You acknowledge and agree that but for you executing this Agreement, you would not be entitled to any of the Separation Benefits. You understand and agree that you will receive only those payments and benefits specifically stated in this Agreement, and that you will not receive any other termination, separation, or severance payment, or any compensation or other benefits that the Company may provide to its employees from time to time or which the Company has provided to others at any time prior to the date of this Agreement (including, but not limited to, outplacement services, bonuses, or any other form of cash or non cash remuneration), except those benefits previously provided in which you may have a vested right solely as a consequence of your employment with the Company prior to the Separation Date. You waive and release your rights to any such termination, separation, or severance payments and any such other compensation, perquisites, or benefits that you might otherwise be entitled to receive pursuant to the Company’s policies or practice.

4. Release of Claims.

a. You understand that on behalf of yourself, your heirs, and your assigns, you fully and forever release and discharge the Company, its current, former, and future parents, subsidiaries, affiliates, related entities, predecessors, successors, officers, directors, principals, partners, administrators, benefit plans, benefit plan fiduciaries, shareholders, agents, employees, and assigns (collectively, the “Releasees”) from any and all claims, causes of action, liabilities, and/or obligations, in law or in equity, whether judicial or administrative in nature, arising out of or relating in any way to your employment with the Company, including, but not limited to, the recruitment, offer, terms and conditions, and/or termination/separation/resignation of your employment with the Company. You understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act , the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the California Industrial Welfare Commission Wage Orders, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other state, federal, or local laws, regulations, provisions, or orders relating to employment and/or employment discrimination. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, your right to indemnification pursuant to California Labor Code section 2802 and

Rohit Thukral

April 4, 2012

right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company). You acknowledge that you do not presently believe you have suffered any work-related injury or illness. The foregoing Release of claims shall survive any termination of or dispute under this Agreement. This Release of claims does not extend to any obligations incurred under this Agreement.

b. The Company fully and forever releases and discharges you, your heirs, and your assigns from any and all claims, causes of action, liabilities, and/or obligations, in law or in equity, whether judicial or administrative in nature, arising out of or relating in any way to your employment with the Company, including, but not limited to, the recruitment, offer, terms and conditions, and/or termination/separation/resignation, of your employment with the Company. The foregoing Release of claims shall survive any termination of or dispute under this Agreement. This Release of claims does not extend to any obligations incurred under this Agreement.

5. Release of Unknown Claims. Each party hereto acknowledges that it may discover facts different from those that it now believes to be true. Each party agrees that this release Agreement shall remain effective even if it later discovers different facts. Each party waives all rights conferred by Section 1542 of the California Civil Code which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6. Return of Company Property. You understand and agree that you are required to, and will within ten (10) business days of the Separation Date, return to the Company all Company documents, information, and property, including, but not limited to, keys, reports, files, records, software, client/customer lists, any lists identifying prospective clients/customers of the Company, vendor-related information, manuals, financial statements, computer documentation, and instruction manuals, and any and all copies thereof, as well as any Company equipment that you have in your possession or under your control. This obligation includes returning the Company Devices once you have removed your personal files from those devices, although the Company must return those devices to you after it has permanently deleted all Company proprietary and confidential information from those devices, and in no event later than seven (7) business days of their receipt.

7. Non-Assignment of Claims. You represent and warrant that you are the sole owner of all claims relating to your employment with the Company or the cessation thereof, and that you have not assigned or transferred any claims relating to your employment or the cessation thereof to any other person or entity. You understand and agree that this Agreement shall not be construed at any time as an admission of liability or wrongdoing by either yourself, the Company, or the Releasees.

Rohit Thukral

April 4, 2012

8. Covenants.

a. Proprietary and Confidential Information. You acknowledge that due to the position you have occupied and the responsibilities you have had with the Company, you have received confidential information concerning the Company including, but not limited to, the Company’s procedures, customers, prospective customers, sales, prices, and contracts. You hereby promise and agree that, unless compelled by legal process, you will not disclose to others and will keep confidential all trade secret information (as defined by the Uniform Trade Secrets Act or as defined under any other statute, case, decision, or regulation, which ever provides greater protection to the Company) and/or proprietary, competitively sensitive, or confidential information you have received while employed by the Company concerning the Company including, but not limited to, the Company’s business plans and analysis, customer and prospect lists, marketing plans and strategies, research and development data, buying practices, human resource information and personnel files, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, and un-patented inventions; and information about the business affairs of third parties (including, but not limited to, clients) that such third parties provide to Company in confidence. You agree that a violation by you of the foregoing obligation to maintain the confidentiality of such information will constitute a material breach of this Agreement. Should you be required by applicable legal process to disclose any such information, you will immediately notify the Company so that the Company can take whatever precautionary measures it deems necessary to protect itself.

b. Non-Solicitation of Employees and Customers. Consistent with the offer letter by and between you and the Company dated May 20, 2009, you agree that, for a period of two (2) years following the Separation Date, you will not, without the prior written approval of the Company, directly or indirectly, through any individual or entity, solicit, entice, or induce any employee of the Company to cease his or her employment with the Company, and you will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity. You also agree that you will not, without the prior written approval of the Company, utilize the Company’s trade secret and/or proprietary, competitively sensitive, or confidential information, directly or indirectly, through any other individual or entity, to solicit, entice, or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors for purposes of having them sever their relationship with the Company.

c. No Further Communications with Company. You agree that you will not directly or indirectly, through any individual or entity, contact or communicate (either orally, by letter, email, or by any other means) with the Company and/or any of its officers, directors, and/or employees, to in any way harass, intimidate, or coerce any of them with respect to any matter(s) arising from or related to the recruitment, offer, terms and conditions, and/or termination/separation/resignation of your employment with the Company, and/or with respect to the terms of this Agreement.

d. Remedies for Breach of Covenants. You understand and agree that if, at any time, a violation of any term of this Agreement is asserted by the Company, the Company shall have the right to seek all available relief, including, but not limited to, the right to seek injunctive relief and/or assert a claim(s) for damages, from any court of competent jurisdiction.

Rohit Thukral

April 4, 2012

9. No Prior Claims. You represent that you have not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court for any alleged liability, unpaid wages, back or front pay, damages, overtime, bonus, commissions, restitution, vacation pay, severance payments, interest, penalties, costs, or attorneys’ fees, which in any way arise from or are related or in any manner incidental to the matters encompassed in the Agreement, your employment with the Company and/or the cessation of that employment, and that you will not do so at any time hereafter. Additionally, you represent that if any agency or court assumes jurisdiction over any such complaint, claim, or action against the Company or any of its present or future subsidiaries, parent company(s), successors-in-interest, or any of these entities’ officers, agents, directors, principals, partners, supervisors, employees, or representatives which was filed by or on behalf of yourself, you will direct that agency or court to withdraw from or dismiss with prejudice the matter.

10. Prior Agreements. You understand and agree that this Agreement supersedes and replaces all previous agreements between you and the Company (collectively, “Prior Agreements”), whether express or implied, oral or written, except that (1) the obligations set forth in Employee Innovation Agreement between you and the Company dated May 28, 2008 (“Innovation Agreement”) are continuing and, except as specifically provided below in this Paragraph, nothing in this Agreement is intended to modify, amend, cancel, or supersede the provisions contained in that agreement, and (2) this Agreement does not affect your eligibility for any employee benefits for which you may continue to be eligible as a former employee, pursuant to the terms of the employee benefits plans in which you have participated in the past as provided herein. Other than the two exceptions noted in the preceding sentence, you understand that all Prior Agreements are terminated and that neither you nor the Company nor the Releasees have any continuing rights or obligations under any such agreement. To the extent required by applicable law, the Innovation Agreement shall be hereby amended to add the following thereto: Employee (as defined in the Innovation Agreement) has been notified and understands that the provisions of Sections 1 and 3 of the Innovation Agreement do not apply to any Assigned Invention (as defined in the Innovation Agreement) that qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit C.

11. Entire Agreement. You acknowledge and agree that no promises or representations were made to you which do not appear in this Agreement, and that subject to the two exceptions set forth in Paragraph 10, this Agreement and the Consulting Agreement contain the entire agreement between you and the Company on the subject matters covered in such agreement. You acknowledge and agree that you enter into this Agreement based upon your own judgment and not in reliance upon any representations or promises made by the Company or anyone acting on behalf of the Company, other than those contained within this Agreement. You further agree that if any of the facts or matters upon which you now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

12. Modifications to Agreement. You acknowledge that any modifications to this Agreement must be in writing and signed by you and an authorized representative of the Company to be binding.

Rohit Thukral

April 4, 2012

13. Review of Agreement by Attorney. You acknowledge that you have discussed this Agreement with your attorney, that you carefully read and fully understand this entire Agreement prior to signing, and that you are voluntarily entering into this Agreement.

14. Severability. If any provision of this Agreement, other than those contained in Paragraphs 4 and 5, is held to be invalid, such invalidity shall not affect other provisions which can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are deemed severable.

15. Interpretation of this Agreement. For purposes of interpreting or construing any of the provisions of this Agreement, neither party shall be deemed to be the drafter of this Agreement. This Agreement shall be interpreted in accordance with its fair meaning, and not strictly for or against either party. Paragraph headings used in this Agreement are for convenience only and shall not be used to construe the meaning or intent or be deemed to be part of this Agreement.

16. Resolution of Disputes; Governing Law. Except as otherwise provided in Paragraph 8, you and the Company agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in San Jose, California. Any award entered by the arbitrator(s) shall be final, binding, and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.

17. Execution of Agreement. This Agreement may be executed in counterparts and electronic signatures shall be construed to be the same as an original signature for purposes of this Agreement. Further, all such counterparts shall constitute one instrument binding on the parties in accordance therewith.

18. Consideration and Revocation of Agreement. You acknowledge that this Agreement was initially presented to you on March 16, 2012, and that a revised Agreement with materially different terms was initially presented to you on March 22, 2012. You understand that you are entitled to have twenty-one (21) days from March 22, 2012, to consider the Agreement. You also acknowledge and understand that if you sign this Agreement before expiration of the twenty-one day consideration period, you voluntarily waive any remaining consideration period. You also acknowledge and understand that you have seven (7) days following the signing of this Agreement to revoke it in writing (the “Revocation Period”). You also acknowledge and understand that this Agreement will not become effective or enforceable and that you will not receive any of Separation Benefits until the Revocation Period has expired and you have not revoked the Agreement in writing. You also acknowledge and understand that

Rohit Thukral

April 4, 2012

any revocation of this Agreement by you must be made in writing and delivered to the Company, attention Charles G. Kenyon, SVP of Human Resources, 700 Central Avenue Louisville, Kentucky, 40208, within the seven (7) day period.

19. Section 409A. Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A and the rules and regulations thereunder (“Section 409A”), if you are a “specified employee” (as defined under Section 409A) as of the date of your “separation from service” (as defined under Section 409A) from the Company, then any payment of benefits scheduled to be paid by the Company to you during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of your “separation from service” and (b) the date of your death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to you in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon your death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.

Sincerely,

/s/ Charles G. Kenyon, 4/10/12

Charles G. Kenyon
Senior Vice President, Human Resources
Churchill Downs Incorporated

ACCEPTANCE OF SEPARATION BENEFITS AND RELEASE

I have read the foregoing Agreement carefully and understand and agree to the terms and conditions contained herein. No promises or representations apart from those specifically contained in the Agreement have been made to me by anyone. I sign this Agreement voluntarily and freely, in duplicate, with the understanding that one counterpart will be retained by Churchill Downs Incorporated and the other counterpart will be retained by me. I have obtained independent legal advice regarding the matters contained in this Agreement.

Dated: April 9, 2012	/s/ Rohit Thukral
Rohit Thukral

Rohit Thukral

April 4, 2012

Exhibit A

Consulting Agreement

Rohit Thukral

April 4, 2012

Exhibit B

Company Devices

1)	Apple iPad; serial Number GB028AZSA90

2)	Apple iPhone 4S; serial Number C39GMAPXDTDC

Rohit Thukral

April 4, 2012

Exhibit C

California Labor Code Section 2870

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is between Rohit Thukral (“Consultant”) and Churchill Downs Incorporated, (“Company”) (each referred to individually as a “Party,” or collectively as the “Parties”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

Section 1. Payments and Consideration.

1. In consideration for Consultant’s agreement to perform the services described herein and abide by other obligations provided for below, Company will pay Consultant a total gross consulting retainer of $155,000.00 (“Consulting Retainer”) payable, in full, within thirty (30) days of receiving an invoice from Consultant via email to the Company’s Senior Vice President, Human Resources. The consulting payments provided for in this Section will be reported via IRS form 1099.

Section 2. Consulting Agreement.

2.1. Consultant agrees to remain available to Company by telephone, solely at Company’s request, during regular business hours from April 1, 2012 (“Effective Date”) to March 31, 2013 (the “Consulting Period”) for purposes of providing consultation on business matters that were within the scope of Consultant’s previous employment with Company and regarding issues concerning client and employee retention, client satisfaction, workforce stability, and competitive opportunities that Consultant knows are of interest to the Company (“Consulting Matters”). Consultant will provide such consulting services to the Company during the Consulting Period as may be requested from him from time to time by the Company’s officers. Unless otherwise mutually agreed, these consulting services will not exceed 20 hours per month.

2.2. Separate and apart from the foregoing consulting services, Consultant agrees to cooperate with the Company in the handling or defense of any legal claims or disputes related to his past association with the Company. Consultant will make himself reasonably available to Company in connection with any pending or threatened claims or charges against Company, will provide information requested by Company in a truthful and complete manner without the need for subpoena, and will, upon reasonable notice, attend any legal proceeding at which his presence is needed by Company without the need for subpoena; provided, however, that the Parties will cooperate in an effort to avoid scheduling conflicts and Company will assist Consultant in bringing any conflicting obligations to the attention of the applicable court in an effort to accommodate same. Company shall reimburse Consultant’s travel and incidental expenses if incurred in connection with the provision of services or duties under this Agreement.

2.4. Company and Consultant intend that the relationship created by Section 2 of this contract be that of service recipient and independent contractor. In this regard, Consultant shall possess the right to control and direct the performance and details of all services performed under this contract, and Company has no right to direct or control Consultant in the means or methods of performance of any such services so long as such services comply with the basic requirements set forth in this Agreement. Consultant agrees to furnish (or reimburse Company for) all tools and materials

Consulting Agreement – Page 1 of 5

necessary to accomplish this Agreement. Consultant does not have any authority to bind the Company as an agent. None of the benefits, if any, provided by Company to its employees shall be available to Consultant as a contractor or arising from his consulting services to the Company under this Agreement. For all purposes, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding, and any and all other federal, state and local laws, rules and regulations, Consultant shall be treated as an independent contractor and not as a partner, joint venture, corporate affiliate, subsidiary, parent, or employee of Company. Consultant will bear sole responsibility for payment of any taxes and filing of any tax returns or reports applicable to the Consulting Retainer and Completion Payment.

Section 3. Protective Covenants and Nondisclosure.

3.1 The Parties agree that the foregoing agreements give rise to the need for the protective covenants and restrictions provided for below.

a.

Definitions. “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the Company’s business that the Company will share with Consultant during the Consulting Period with the understanding that such information not be disclosed to others or used by Consultant except as authorized by the Company. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Consultant or another person. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospect lists, marketing plans and strategies, research and development data, buying practices, human resource information and personnel files, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, and un-patented inventions; (b) trade secrets; and (c) information about the business affairs of third parties (including, but not limited to, clients) that such third parties provide to Company in confidence and that the Company expressly discloses to the Consultant during the Consulting Period. Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement.

b.

Handling of Proprietary Items. All Confidential Information shall remain the exclusive property of Company at all times; such materials shall, together with all copies thereof, be returned and delivered to Company by Consultant immediately without demand, upon the termination of the Consulting Period, and shall be returned at a prior time if Company so demands.

c.

Restriction on Disclosure of Information. Consultant agrees that he or she will not use or disclose any Confidential Information during the Consulting Period and following the termination of same for the benefit of any person or entity other than the Company unless expressly authorized to do so by the Company or compelled to do so by law through court order, legally binding subpoena, or comparable requirement. In the event disclosure is compelled by law, Consultant will give Company written notice as soon as possible under the circumstances and will take all steps reasonably available to him to protect against unnecessary disclosure.

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3.2 Protective Covenants. Consultant agrees that the following covenants are reasonable and necessary agreements for the protection of the Company’s business interests.

a.

Conflicting Obligations. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

b.

Restriction on Provision of Duties to Competitors Related to the Consulting Matters. Consultant agrees that, during the period beginning on the Effective Date and ending on September 30, 2012, Consultant will not provide services (whether as an employee, independent contractor, or consultant) related to the Consulting Matters to any person or entity with regard to conducting Advanced Deposit Wagering for patrons residing in the United States of America. Consultant agrees that, during the period beginning on October 1, 2012 and ending on March 31, 2013, Consultant will not provide services (whether as an employee, independent contractor, or consultant) related to the Consulting Matters to the named competitors of the Company’s Advance Deposit Wagering business listed in Exhibit A with regard to conducting Advanced Deposit Wagering for patrons residing in the United States of America. For purposes of this Agreement, “Advanced Deposit Wagering” shall mean the facilitation of tote-based pari-mutuel wagers on horseracing from patrons holding an account with such entity for such purpose. This restriction shall not extend to the parent companies or affiliates of any Advanced Deposit Wagering operators, provided that Consultant is not providing any services related to the Consulting Matters with regard to Advanced Deposit Wagering for patrons residing in the United States of America.

Section 4. General.

4.1. Remedies. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to recover its or his reasonable attorneys’ fees and costs, in addition to any other relief to which that Party may be entitled. In the event of breach or threatened breach by Consultant of any provision of Section 3 (including its subparts), Company shall be entitled to request (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, and (ii) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which Company may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted is Ten Thousand Dollars ($10,000.00) in the event a Court enters an injunction sought by Company.

4.2. Severability. If any provision contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions provided for in this Agreement are deemed unenforceable as written, the Parties expressly authorize the court to revise, delete, modify, or add to the restrictions contained in this Agreement to the extent necessary to enforce the intent of the parties and to provide Company’s goodwill, Confidential Information, and other business interests with effective protection.

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4.3. Waiver, Modification, and Integration. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

4.4 Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Kentucky, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Kentucky.

ACCEPTED AND AGREED:

COMPANY:		CONSULTANT:
CHURCHILL DOWNS INCORPORATED		ROHIT THUKRAL

/s/ Charles G. Kenyon		/s/ Rohit Thukral
Name:	Charles G. Kenyon
Title:	SVP HR	Date:	April 9, 2012
Date:	April 10, 2012
Address for Notice:
Address for Notice: 700 Central Avenue Louisville, KY 40208		Such address as shall most currently appear in the records of the Company

Consulting Agreement – Page 4 of 5

Exhibit A

Advance Deposit Wagering Operators

1)	TVG.com

2)	Xpressbet.com

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